CODE OF ETHICS

December 2015

T A B L E  O F  C O N T E N T S

Statement of General Policy		4
1.	Compliance with Laws and Regulations	4
2.	Preferential Treatment, Gifts and Entertainment	4
3.	Solicitation of Government Entities	5
4.	Outside Business Activities	6
5.	Duties to the Firm	6
6.	Inside Information	6
7.	Restrictions on Personal Security Transactions	8
8.	Preclearance	8
9.	Excluded Transactions	9
10.	Reporting Procedures	9
11.	Temporary Access Person Certification	10
12.	Confidential Information	10
13.	Administration of Code	10
14.	Code Revisions	11
15.	Recordkeeping Requirements	11
16.	Condition of Employment or Service	11
Exhibit A: Access Persons		12
Exhibit B: Gifts & Entertainment Log Template		13
Exhibit C: Political Contribution Pre-Approval Form		14
Exhibit D: Pre-Clearance of Outside Business Activity		15
Exhibit E: Initial Reporting Form		16
Exhibit F: Annual Reporting Form		17
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Exhibit G: Quarterly Transaction Report	18
Exhibit H: Acknowledgement & Certification Form	19
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Statement of General Policy

Braddock Financial Corporation seeks to foster a reputation for integrity and professionalism.  That reputation is a vital business asset.  The highest duty of care and loyalty to all Clients must be observed by all of its personnel.  The confidence and trust placed in the Firm by its Clients is something that is highly valued and must be protected.  As a result, any activity that creates even the suspicion of misuse of material non-public information by the Firm or any of its employees, which gives rise to or appears to give rise to any breach of fiduciary duty owed to the Firm Clients, or which creates any actual or potential conflict of interest between the Firm's Client and the Firm or any of its employees, or even the appearance of any conflict of interest, must be avoided and is prohibited.  At the same time, Braddock believes that individual investment activities by its officers and employees should not be unduly prohibited or discouraged.

Rule 204A-1 requires that Braddock adopt a code of ethics establishing standards of conduct for the Firm and its Supervised Persons.  Accordingly, this Code has been adopted to ensure that those who are responsible for developing or implementing the Firm's investment advice or who pass such advice on to the Firm's Clients will not be able to act thereon to the disadvantage of the Firm Clients.  The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to the Firm and its Supervised Persons.  It is the responsibility of each employee to conduct personal securities transactions in a manner that does not interfere with the transactions of the Firm's Clients or otherwise take unfair advantage of the Firm Clients, and to understand the various laws applicable to such employee.  Likewise, it is the responsibility of each Supervised Person to report any violations of this Code promptly to the CCO.

1.	Compliance with Laws and Regulations

Each Supervised Person must comply with all applicable Federal Securities Laws.  Without limiting the generality of the foregoing, Supervised Persons shall not, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a Client:

(a)	Defraud the Client in any manner;
(b)	Mislead the Client, including by making a statement that omits material facts;
(c)	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the Client;
(d)	Engage in any manipulative practice with respect to the Client; or
(e)	Engage in any manipulative practice with respect to securities, including price manipulation.

2.	Preferential Treatment, Gifts and Entertainment

No Supervised Person may seek or accept favors, preferential treatment or any other personal benefit because of his or her association with the Firm, except those usual and normal benefits directly provided by us.

No Supervised Person may accept or offer any entertainment, gift or other personal benefit that may create or appears to create a conflict between the interests of such person and the Firm.  Supervised Persons are prohibited from receiving any gift or other personal benefit of more than de minimis value from any person or entity that does business with or on behalf of the Firm.  In addition, Employees are prohibited from receiving accepting any entertainment unless both the employee and the individual providing the entertainment are present.  In addition, Supervised Persons are prohibited from giving or offering any gift or other personal benefit of more than a de minimis value to any person or entity who are existing or prospective  clients or any person that does business with or on behalf of the Firm, and are additionally limited by provisions of the Manual relating to contributions to Officials and solicitation of Government Entities.
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For purposes of this Code, de minimis means reasonable and customary business entertainment, such as an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety.  Any questions regarding the receipt of any gift or other personal benefit should be directed to the CCO.  The CCO will review all Firm-related entertainment expenses on at least an annual basis.

Regardless of the source or value of any gift or favor, any employee and his/her family members must decline all gifts offered under circumstances that indicate or appear to indicate that the purpose is to influence the employee in the performance of his or her employment.  Any employee and his/her family member must decline any gift that might have, or reasonably appear to have, a similar effect.

In addition, regardless of the source or value, all gifts and entertainment provided to Braddock Employees as a result of or in the context of their employment with the Firm must be reported to the CCO.  All gifts and entertainment will be documented on the Gifts & Entertainment Log, attached as Exhibit B.

Violations of this policy may lead to disciplinary action, up to and including immediate termination of employment.  Employees with questions regarding this policy should speak with the CCO.

3.	Solicitation of Government Entities

EMPLOYEES ARE PROHIBITED FROM CONTRIBUTING OR CAUSING ANYONE ELSE TO CONTRIBUTE TO ANY STATE OR LOCAL GOVERNMENT OFFICIAL OR CANDIDATE FOR STATE OR LOCAL OFFICE IN EXCESS OF THE LIMITS DESCRIBED BELOW.

Rule 206(4)-5 under the Advisers Act prohibits the Firm and its Covered Associates from receiving any compensation for providing advice to a Government Entity if the Firm or a Covered Associate has made a Contribution to an Official of such Government Entity within the two previous years.  The Firm and its Covered Associates also are prohibited from (i) paying a third party solicitor to solicit a Government Entity to retain the Firm unless the third party solicitor is a registered investment adviser or broker-dealer or (ii) soliciting others to contribute or coordinate Contributions to an Official of a Government Entity or to a political party of a state or locality if the Firm is soliciting the Government Entity. Finally, the Firm and its Covered Associates are prohibited from doing anything indirectly that they would be prohibited from doing directly under the Rule.

Notwithstanding the foregoing, Rule 206(4)-5(b) contains exceptions to the above rule for Covered Associates who are natural persons and whose contributions fall within certain limits. A Covered Associate may make contributions (i) to officials for whom the Covered Associate is entitled to vote at the time of the contributions and which, in the aggregate, do not exceed $350 to any one official, per election, or (ii) to officials for whom the Covered Associate is not entitled to vote at the time of the contributions and which, in the aggregate, do not exceed $150 to any one official, per election.

It is the Firm's policy that any contribution to state or local government officials or candidates for state or local office, even though within De Minimus Contribution limits described above, must be pre-approved by the CCO. Any Employee wishing to make a contribution to a state or local government official or candidate for state or local office should complete the Political Contribution Pre-Approval Form, attached as Exhibit C, to the CCO for approval.
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The CCO will maintain the following records in accordance with the Firm's recordkeeping procedures:

(i)	the names, titles, business and residence addresses of all Covered Associates;

(ii)	a list of all Government Entities to which the Firm provides or has provided services in the past five years, but not prior to September 13, 2010;

(iii)
a record of all direct and indirect Contributions by the Firm or any Covered Associate, if any, to (i) an Official of a Government Entity, (ii) political party of a state or political subdivision, or (iii) political action committees, including the contributor's name and title, the recipient's name and title (including any city/county/state or other political subdivision), the amount and date of the Contribution, if any, and whether the Contribution was the subject of the exception for certain returned Contributions; and

(iv)	the names and business addresses of all persons or entities the Firm engages to solicit a Government Entity.

If any Employee has any questions regarding the foregoing, he or she should feel free to contact the CCO.

4.	Outside Business Activities

In no event should any Supervised Person have any outside business activity that might cause embarrassment to or jeopardize the interests of Braddock, interfere with its operations, or adversely affect his or her productivity or that of other Supervised Persons. Except with the prior written approval of the CCO, no Supervised Person shall be employed by, or accept any remuneration from, or perform any service for any person or entity. A Pre-Clearance of Outside Business Activities form is attached as Exhibit D. In addition, no Supervised Person or member of his or her "Immediate Family" (including any relative by blood or marriage living in the Supervised Person's household), shall serve as an officer, director, general partner, or trustee of, or have a substantial interest in or business relationship with a competitor, client, or supplier of Braddock. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part 2 of Form ADV.

5.	Duties to the Firm

In addition to duties owed to Clients described in §6 of the Manual, Supervised Persons owe the following duties to the Firm:

Loyalty. In matters related to his/her employment, Supervised Persons shall act for the benefit of the Firm and not deprive it of the advantage of his/her skills and abilities, divulge confidential information, or otherwise cause harm to the Firm.

Additional Compensation Arrangements. Supervised Persons may not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with, the Firm's interests. See also Preferential Treatment, Gifts and Entertainment above.

Responsibilities of Supervisors. Supervised Persons must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the Code and the Manual by anyone subject to his/her supervision or authority.

6.	Inside Information

Overview. Trading financial instruments, whether for a personal portfolio or for the Firm's Clients, while in possession of material nonpublic information, or improperly communicating that information to others, may expose a Supervised Person personally to criminal, civil and/or other stringent penalties.
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The prohibition on trading while in possession of material nonpublic information applies to all investors.

If a Supervised Person is uncertain about the application or the meaning of or the interpretation of any term in this policy in a particular circumstance, he/she should direct any questions to the CCO. The Supervised Person must promptly notify the CCO if the Supervised Person has any reason to believe that a violation of this policy has occurred or is about to occur, or if the Supervised Person believes he/she may be in possession of material nonpublic information.

General Policy on Insider Trading. No Supervised Person may trade, either personally or on behalf of others (including accounts managed by the Firm), while in possession of material nonpublic information nor communicate material nonpublic information to others. Material nonpublic information could be obtained through the course of conducting research, providing services to Clients or through relationships with persons who are insiders.

•     What is Material Information? Information is "material" when a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information that, if disclosed, would likely affect the price of a company's financial instruments. Material information also may relate to the market for financial instruments. Information about trading or a specific trade may be deemed material. Similarly, prepublication knowledge regarding upcoming reports about a company, industry, market, etc. also may be deemed material.

•     What is Nonpublic Information? Information is "public" when it has been disseminated broadly to the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or other governmental agency, a press release published on/in Bloomberg, the Wall Street Journal or other widely circulated publication, and after sufficient time has passed so that the information has been widely disseminated.

Implementing Procedures. The following procedures have been established to aid Supervised Persons in avoid insider trading, and to aid us in preventing, detecting and imposing sanctions against insider trading.

•     Access to Material Nonpublic Information. If a Supervised Person thinks that he/she might be in possession of material nonpublic information, the Supervised Person must:

•     Report the information promptly to the CCO. The information must be reported regardless of whether a trade is contemplated by the employee or others.
•     Not communicate the information to anyone, other than to the CCO.
•     Not transact in related instruments for any account, including for accounts managed by the Firm.

The CCO will review the issue and determine whether the information is material and nonpublic and, if so, what action the Firm should take. If necessary, the appropriate officer shall advise the Supervised Person of his/her determination.

•     Restrictions on Disclosures. Supervised Persons may not disclose any actual or potential nonpublic information (whether it is material or not) relating to the Firm, a Client or prospective Client or any transactions, to any person outside of the Firm (unless such disclosure has been authorized by the CCO) or to any person at the Firm other than the CCO or President.

•     No Trade or Restricted Trade Orders. The Firm reserves the right at any time to name one or more securities for which no trading (or only limited trading) will be allowed as determined by the President or CCO. If Braddock issues such a no-trade or restricted trade order, the existence of such order and the security(ies) subject to such order are to be kept strictly confidential, as determined by the President or CCO. These restrictions may be applied to trading for the Firm's Clients as well as personal securities transactions. The CCO will communicate these restrictions to the appropriate employees.

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7.	Restrictions on Personal Security Transactions

(a)	Access Persons may not discuss with or otherwise inform others of any actual or contemplated security transaction by any Client except in the performance of employment duties or in an official capacity and then only for the benefit of the Client, and in no event for personal benefit or for the benefit of others.
(b)	Access Persons may not release information to dealers or brokers or others (except to those concerned with the execution and settlement of the transaction) as to any changes in any Client's investments.
(c)	Access Persons may not use knowledge of portfolio transactions made or contemplated for any Client to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security sold or acquired by any Client.
(d)	No Access Person may knowingly take advantage of an opportunity of any Client for personal benefit, or take action inconsistent with such person's fiduciary obligations to the Firm's Clients. All personal securities transactions must be consistent with this Code and Access Persons must avoid any actual or potential conflict of interest or any abuse of any person's position of trust and responsibility.
(e)	Any transaction in a Reportable Security in anticipation of any Client's transaction ("front-running") is prohibited.
(f)	No Access Person may purchase or sell, directly or indirectly, any Reportable Security which such Person knows that the Firm either is purchasing or selling, or is considering for purchase or sale, for any Client until either the Client's transactions have been completed or consideration of such transaction is abandoned.
(g)	When anything in §8 of this Code prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities and securities-based futures contracts and any securities convertible into or exchangeable for such security.
(h)	Any Access Person who trades in violation of this §8 must unwind the trade or disgorge the profits.

8.	Preclearance

(a)	No Access Person may directly or indirectly acquire a Beneficial Ownership in securities through a Limited Offering or an IPO without obtaining the prior consent of the CCO. Consideration will be given to whether or not the opportunity should be reserved for the Firm's Clients. The CCO will review these proposed investments on a case-by-case basis and approval may be appropriate when it is clear that conflicts are very unlikely to arise due to the nature of the opportunity for investing in the Limited Offering.
(b)	Supervised Persons are subject to blackout periods in order to prohibit the purchase or sale of any security within seven days before and after any transaction in the same security for a Client.

Exceptions, waivers and modification to the items in subparagraph (c) or (d) may be granted by the CCO as appropriate and in a manner to protect Client interests. Any exception, waiver or modification must be in writing, maintained in the Firm's compliance records and may be limited and subject to conditions.

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9.	Excluded Transactions

The trading restrictions in §7 and the preclearance requirements of §8 do not apply to the following types of transactions:

(a)	Transactions effected for any account over which the Access Person has no direct or indirect influence or control and which has been approved by the CCO.
(b)	Non-volitional purchases and sales, such as dividend reinvestment programs or "calls" or redemption of securities.
(c)	The acquisition of securities by gift or inheritance or disposition of securities by gift to charitable organizations.
(d)	Standing orders for retirement plans provided that prior clearance is obtained before an Access Person starts, increases, decreases or stops direct debits/standing orders for retirement plans. Lump sum investments or withdrawals for such plans schemes must be pre-cleared on a case-by-case basis and are subject to trading restrictions.

10.	Reporting Procedures

Access Persons must make the reports provided below. Any report required to be filed shall not be construed as an admission by the person making such report that he/she has any direct or indirect Beneficial Ownership in the security to which the report relates.

(a)	Brokerage Accounts. Before effecting personal transactions through an external broker, each Access Person must (i) inform the brokerage firm of his affiliation with the Firm; (ii) make arrangements for copies of confirmations to be sent to the CCO within 24 hours of each transaction; and (iii) make arrangements for the CCO to receive duplicate account statements.

(b)	Initial and Annual Holdings Report. Each Access Person must provide an initial holdings report in the form attached to this Code as Exhibit E, and annual holdings report in the form attached to this Code as Exhibit F which includes the following information within 10 days of becoming an Access Person and thereafter within 30 days after the end of each calendar year:

•	The title, type of security, the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date, and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership;
•	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and
•	The date that the report is submitted by the Access Person.

The information contained in the initial holdings report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person or the annual holdings report date.

(c)	Quarterly Transaction Reports. Not later than 30 days following the end of a calendar quarter, each Access Person must submit a report in the form attached to this Code as Exhibit G which includes the following information with respect to any transaction in the quarter in a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

•	The date of the transaction, the title, the exchange ticker symbol or CUSIP number, as applicable, interest rate and maturity date (if applicable), and principal amount of each Reportable Security involved;

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•	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);
•	The price of the Reportable Security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date that the report is submitted by the Access Person.

An Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements sent to the Firm under §10(a) above, so long as the confirmations or account statements are received by the CCO no later than thirty (30) days after the end of the applicable quarter.

(d)	Review of Reports. The CCO is responsible for identifying Access Persons, notifying them of their obligations under this Code and reviewing reports submitted by Access Persons. The CCO will maintain the names of the persons responsible for reviewing these reports, as well as records of all reports filed pursuant to these procedures. No person shall be permitted to review his/her own reports. Such reports shall be reviewed by the CCO or other officer who is senior to the person submitting the report.

11.	Temporary Access Person Certification

The Firm does not typically give contractors, consultants or temporary employees access to information that would require such persons to be categorized as Access Persons. However, in the event that any contractor, consultant or temporary employee were given such access (each a "Temporary Access Person"), the Temporary Access Person would be required to certify in writing on the form attached as Exhibit H to the Code of Ethics that he or she has received and reviewed the Firm's Code of Ethics and that he or she has read and understands the Code and agrees to comply with it. Specifically, Temporary Access Persons must agree to refrain from using any information obtained while providing services to Braddock for personal gain.

12.	Confidential Information

All information about securities transactions in Client portfolios, actual or contemplated, is confidential. All persons must refrain from disclosing any securities transaction, investment strategies, research or other information regarding the Firm's operations to anyone not associated with the Firm.

Generally, the Firm's operations should not be discussed outside the Firm or with anyone other than Supervised Persons. Supervised Persons must not disclose securities transactions, actual or contemplated, or the contents of any written or oral communication, study, report or opinion concerning any security to any third party.

Information about Clients is similarly confidential and subject to Policy 5.4.1. Supervised Persons must maintain the confidentiality of all Client information of any nature.

13.	Administration of Code

The CCO is responsible for all aspects of administering this Code and for all interpretative issues arising under the Code. The CCO is responsible for considering any requests for exceptions to, or exemptions from, the Code (e.g., due to personal financial hardship). Any exceptions to, or exemptions from, the Code are subject to such additional procedures, reviews and reporting as may be deemed appropriate by the CCO, and shall be reported to the board of directors at the next regular meeting. The CCO will take whatever action he/she deems necessary with respect to any officer, director, or employee of the Firm who violates any provision of this Code.

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The CCO will designate another responsible person to review the CCO's securities transactions and to undertake such other matters with respect to the CCO under this Code. This designation as to the person and dates will be maintained in the Firm's compliance files under this Code. This designated person will have access to any information and other matters necessary to perform the duties so designated.

14.	Code Revisions

Any material changes to the Code must be approved by the Firm's board of directors and submitted to the Board of Directors of any Registered Fund Braddock advises for approval within six months of such change.

15.	Recordkeeping Requirements

Braddock will maintain records, at its principal place of business, of records generated under this Code as required under Chapter 6.

16.	Condition of Employment or Service

All persons shall conduct themselves at all times in the best interests of the Firm. Compliance with the Code is a condition of employment or continued affiliation with the Firm and conduct not in accordance shall constitute grounds for actions which may include, but are not limited to, a reprimand, a restriction on activities, disgorgement, termination of employment or removal from office. All Supervised Persons must certify, in the form attached to this Code as Exhibit H, upon becoming a Supervised Person and thereafter annually that they have received a copy of and read the Code, and all amendments, and agree to comply in all respects with this Code and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code.

*        *        *        *        *

Adopted by the Firm on December 1, 2015

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EXHIBIT A:
ACCESS PERSONS

Access Person	Hire Date	Termination Date
CURRENT EMPLOYEES:
Harvey Allon	1/1/1994
David Allon	3/1/2001
Emily Bernard	10/1/2011
Toby Giordano	5/16/2005
Ken Glickstein	8/1/2006
Tom Plisko	2/24/2003
Dan Resnick	5/18/2011
Greg Seals	2/1/2013
Kayley Spaulding	10/14/2013
Matt Talkington	4/29/2005
Garrett Tripp	7/22/2003

FORMER EMPLOYEES:

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EXHIBIT B:
BRADDOCK FINANCIAL – GIFTS & ENTERTAINMENT LOG TEMPLATE

Employee Name:
Date Gift Reported:
Date Gift exchange/receipt occurred:
Was the gift given or received?
Name of outside party (i.e. client name, vendor name, etc):
Value of gift (note if approx or exact):
Brief Description of gift:
Approved/Rejected:

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EXHIBIT C:
POLITICAL CONTRIBUTION PRE-APPROVAL FORM

Braddock has established written policies and procedures regarding political contributions. Importantly, in order to avoid any potential or real conflicts of interest and to adhere to applicable state and federal regulations, Covered must obtain written pre-approval from the CCO prior to making any political contributions over the exemption limit outlined on the policy. Political contributions which require pre-approval include those contributions by a Covered Associate's spouse and household members.

Section I - Instructions: Please complete the following:

Name of contributor*:

Name of recipient or candidate:

Amount of contribution:

Date contribution is to be made:

or candidate is running for**:  ________________________________________ Please list all boards, or similar governing bodies, on which the recipient or candidate currently sits:

 Is the contributor eligible to vote for recipient? (Please circle one) Yes    No

Does the recipient have an existing or potential business relationship with Braddock and/or the contributor? (Please circle one)  Yes   No

If yes, please describe the relationship:

*	If Braddock is the contributor, please specify and include name and title of officer reporting on behalf of the firm.

Section II: Certification of Contributor

By signing below, I certify to the following:

I.	This contribution is not being made to directly or indirectly obtain any type of business or favors for myself or Braddock.

II.	To the best of my knowledge, neither I nor Braddock will benefit directly or indirectly from this contribution.

III.	I understand and abide by Braddock's Political Contribution Policy.

IV.	The above information is true and correct.

Signature:	Date:
Name (Print):	Title:

For Compliance Use Only:

Permission from Compliance has been [  ] Approved [  ] Denied for this Covered Person to make the contribution described above.

Compliance Approval/Denial by:	Date:

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EXHIBIT D:
PRE-CLEARANCE OF OUTSIDE BUSINESS ACTIVITY

All Covered Person board memberships, advisory positions, trade group positions, management positions, or any involvement with  public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the Covered Person's work commitment to Adviser. Approval must be obtained through the CCO, and will ordinarily require consideration by Senior Management of Adviser. Adviser can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent, subsidiary or affiliate of Adviser.

Pre-Clearance of Outside Business Activity Involvement

The following is all outside business activities that I wish to be engaged in (including any publicly held companies on which I serve as a member of the board of directors. Indicate "N/A" or "None" if appropriate.

NAME OF COMPANY	NATURE OF MY INVOLVEMENT

Submitted by /on behalf of:

Date:

Employee Signature:

Printed Name:

Chief Compliance Officer

Approved:

Denied:

Date:

Signature
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EXHIBIT E:
INITIAL REPORTING FORM

Employee                          ___________________________________________ (PRINT NAME)

Information submitted current as of __________________________ (PRINT DATE)

In accordance with the Code of Ethics of Braddock Financial Corporation, please provide a list of all securities in which you have any Beneficial Ownership. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares	Security Name	Type (e.g., equity; fixed income)	Ticker or CUSIP (if applicable)	Principal Amount

Use additional sheets as necessary.

In accordance with the Code of Ethics of Braddock Financial Corporation, please provide a list of all securities accounts in which you have any Beneficial Ownership.

Name of Broker, Dealer or Bank	Account Title	Account Number	Date of Account Establishment

I certify that this form fully discloses all of the securities and account in which I have any Beneficial Ownership. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the security to which the report relates.

Signature	Date

Reviewed by:

Date of Review:

Exception(s) Noted: _____ No ____Yes
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EXHIBIT F:
ANNUAL REPORTING FORM

Employee                          ___________________________________________ (PRINT NAME)

Information submitted current as of __________________________ (PRINT DATE)

In accordance with the Code of Ethics of Braddock Financial Corporation please provide a list of all securities in which you have any Beneficial Ownership. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares	Security Name	Type (e.g., equity; fixed income)	Ticker or CUSIP (if applicable)	Principal Amount

Use additional sheets as necessary.

In accordance with the Code of Ethics of Braddock Financial Corporation please provide a list of all securities accounts in which you have any Beneficial Interest.

Name of Broker, Dealer or Bank	Account Title	Account Number	Date of Account Establishment

Use additional sheets as necessary.

I certify that this form fully discloses all of the securities and accounts in which I have any Beneficial Ownership. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the security to which the report relates.

Signature	Date

Reviewed by:

Date of Review:

Exception(s) Noted: _____ No ____Yes
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EXHIBIT G:
QUARTERLY TRANSACTION REPORT

Name of Access Person: _________________________

Quarter: _________________________

Date Submitted: _______________________

TRANSACTIONS

Must cover all transactions of reportable securities during the calendar quarter for which Access Person has a direct or indirect beneficial ownership, subject to certain exceptoins.* List transactions below or attach trade statements hereto.

Trade Date and Transaction	Transaction Price and Number of Shares	Name of Security	Ticker or CUSIP	Interest Rate and Maturity Date	Principal Amount	Broker/ Institution

*
Reportable securities does not include U.S. government obligations; bankers acceptances, certificates of deposit, commercial paper, high quality short-term instruments (including repurchase agreements); money market funds; shares of open-end mutual funds that are not managed or underwritten by Braddock or certain of its affiliates; and certain unit investment trusts that invest solely in open-end mutual funds that are not managed or underwritten by Braddock or certain of its affiliates; 529 Plans; transactions effected pursuant to an automatic investment plan; and securities held in accounts over which the access person had no direct or indirect influence or control.

[   ]     I have no reportable securities holdings. (check only if you have no reportable securities holdings).

[   ]     I have made no reportable securities transactions this quarter. (check only if you have made no reportable securities transactions this quarter).

I hereby certify that the information contained in this Quarterly Transactions Report is accurate and that listed above or attached hereto are all transactions for the calendar quarter ended ________________ of reportable securities with respect to which I have a direct or indirect beneficial ownership.

By:

Name
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EXHIBIT H:
ACKNOWLEDGEMENT & CERTIFICATION FORM

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CODE OF ETHICS ACKNOWLEDGEMENT AND CERTIFICATION

I acknowledge that I have read the Code of Ethics of Braddock Financial Corporation (a copy of which has been supplied to me that I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof. I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics and have complied with all provisions of this Code.

Print Name

Date	Signature

[   ] CCO to check this box if this form is completed as an initial acknowledgement.

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